UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2022

Giga-tronics Incorporated

(Exact name of Registrant as Specified in Its Charter)

California	001-14605	94-2656341
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5990 Gleason Drive
Dublin, California		94568
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (925) 328-4650

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No par value	GIGA	OTCQB Market
Preferred Share Purchase Rights	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Determination of Series F Convertible Redeemable Preferred Stock

On August 23, 2022, Giga-tronics Incorporated (the “Company”) filed a Certificate of Determination with the Secretary of State of the State of California designating 520 shares of authorized but undesignated shares of preferred stock as “Series F Convertible Redeemable Preferred Stock” (the “Series F Preferred Stock”).

The Company, BitNile Holdings, Inc., a Delaware corporation (“BitNile”), and Gresham Worldwide, Inc., a Delaware corporation and subsidiary of BitNile (“Gresham”) are parties to a Share Exchange Agreement dated as of December 27, 2021 (as amended, the “Share Exchange Agreement”) providing that, among other things, the Company will acquire all of the outstanding shares of Gresham in exchange for 2,920,085 shares of Giga-tronics common stock and 514.8 shares of Series F Preferred Stock (the “Share Exchange”). The Company filed the Certificate of Determination for the Series F Preferred Stock pursuant to the Share Exchange Agreement in preparation for the completion of the Share Exchange. No shares of Series F Preferred Stock have been issued.

Seniority and Liquidation Preference

The Series F Preferred Stock ranks senior to the shares of the Company’s common stock with respect to dividend rights and rights on the distribution of assets on any liquidation, dissolution or winding up of the affairs of the Company. The Series F Preferred Stock has a liquidation preference of $25,000 per share. The Series F Preferred Stock ranks junior to the Company’s currently outstanding preferred shares with respect to dividend rights and distributions on liquidation, however, in Share Exchange Agreement contemplates that the Company will repurchase its currently outstanding preferred shares upon completion of the Share Exchange.

Conversion Right

Shares of Series F Preferred Stock will be convertible into the Company’s common stock at the holder’s option at a conversion price of $3.25 per share, subject to customary adjustments for stock splits, combinations and distributions on the Company’s common stock in which the Series F Preferred Stock does not participate, provided that the number of shares of common stock issuable upon conversion is limited to 19.99% of the shares of the Company’s common stock outstanding on the date the shares of Series F Preferred Stock are first issued unless the Company’s shareholders have approve the issuance of common stock in excess of such limit if required by the rules of the principal market or exchange on which the common stock is listed or quoted. If converted in a public offering of the Company’s common stock, the conversion price will instead be at the public offering price less underwriting discounts and commissions.

Dividend Rights

Holders of Series F Preferred Stock are entitled to participate with the Company’s common stock and receive such dividends and distributions as they would receive if their shares of Series F Preferred Stock had converted to common stock.

Holders of Series F Preferred Stock are also entitled to such dividends as the Board may declare on shares from time to time, if any.

Voting Rights; Board Representation

Holders of Series F Preferred Stock shall have the right to vote on matters submitted to a vote of the holders of common stock on an as-converted basis unless required by applicable law.

In addition, holders of Series F Preferred Stock will be entitled to elect four of the Company’s directors.

Approval Rights for Certain Matters

While the Series F Preferred Stock is outstanding and for so long as BitNile consolidates the Company as a subsidiary of BitNile for financial reporting purposes, the Company will require prior approval of the holders of the Series F Convertible Preferred to incur indebtedness in excess of $1.0 million per individual transaction or $2.5 million in the aggregate or to complete a merger, acquisition or purchase of assets where the aggregate consideration is valued at more than $1.0 million.

Holders of the Series F Preferred Stock will have separate class approval rights over certain specified actions that would affect the rights of holders of the Series F Preferred Stock.

Preemptive/Participation Rights

If the Company sells any voting stock or securities representing the right to acquire the Company’s voting stock, holders of Series F Preferred Stock will have the right to purchase, at the same price as other participants in the offering, a pro rata portion of such securities based on their aggregate voting power held such that they may maintain the percentage of voting power held. This participation right does not apply to certain exercises and conversions of outstanding securities, certain issuances pursuant to equity incentive plans and certain public offerings of the Company’s common stock of $25 million or more. This participation right terminates upon the earlier of the date that holders of Series F Preferred Stock cease to beneficially own at least 50% of Giga-tronics common stock or the fifth anniversary of the date that shares of Series F Preferred Stock are first issued.

The foregoing is a summary of the terms of the Certificate of Determination and the Series F Preferred Stock. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Determination, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.:	Description
3.1	Certificate of Determination of Series F Convertible Redeemable Preferred Stock.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GIGA-TRONICS INCORPORATED

Date:	August 29, 2022	By:	/s/ LUTZ P. HENCKELS
Executive Vice President Chief Financial Officer and Chief Operating Officer